Exhibit 10.1
SETTLEMENT AGREEMENT
This Settlement Agreement (together with all Schedules, the “Agreement”), dated October 15, 2025 (the “Execution Date”) is entered into by and among BorgWarner Inc. (“BorgWarner”) and PHINIA Inc. (“PHINIA”). Each of BorgWarner and PHINIA individually shall be referred to as a “Party,” and collectively shall be referred to as the “Parties.”

WHEREAS, on July 2, 2023, the Parties entered into a Separation and Distribution Agreement (the “SDA”), Tax Matters Agreement (“TMA”), and certain Ancillary Agreements (as defined in the SDA), which set forth the terms upon which the Parties would effect the spin-off of PHINIA from BorgWarner (the “Transactions”);

WHEREAS, on September 19, 2024, BorgWarner commenced a litigation against PHINIA, currently pending in the Superior Court of the State of Delaware (the “Court”) under the caption BorgWarner Inc. v. PHINIA Inc., No. N24C-09-158 PRW [CCLD] (the “Action”);

WHEREAS, in the Action, BorgWarner alleges inter alia that PHINIA has breached the TMA by failing to return to BorgWarner certain refunds of value-added tax paid with respect to Pre-Distribution Periods (the “BorgWarner Claims”);

WHEREAS, in the Action, on November 19, 2024, PHINIA filed counterclaims alleging inter alia that BorgWarner has breached the terms of the TMA by failing to pay certain taxes, including payroll, sales and use, unemployment, and FICA taxes with respect to Pre-Distribution Periods that are allegedly BorgWarner’s responsibility under the TMA (all counterclaims asserted at any point in the Action collectively, the “PHINIA Counterclaims”);

WHEREAS, the Parties wish to resolve the Action, the BorgWarner Claims, and the PHINIA Counterclaims on the conditions set forth herein:

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Settlement Agreement, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Settlement Payments.

a.    PHINIA shall pay BorgWarner a total amount of seventy-eight million U.S. dollars ($78,000,000.00) (the “PHINIA Settlement Payment”) in cash in the following installment payments (each an “Installment Payment”) as follows: (i) thirty-one million U.S. dollars ($31,000,000.00) shall be paid to BorgWarner by no later than three (3) business days after the Execution Date; (ii) twenty-one million U.S. dollars ($21,000,000.00) shall be paid to BorgWarner by no later than January 15, 2026; (iii) twenty-six million U.S. dollars ($26,000,000.00) (the “Final Installment”) shall be paid to BorgWarner by no later than December 1, 2026 (the “Final Installment Date”); provided, however, that if PHINIA (including, for the avoidance of doubt, any of its subsidiaries, affiliates, or reporting units) actually receives or realizes Tax Benefits in excess of one million U.S. dollars ($1,000,000.00) in the aggregate as a result of value-added Taxes for a Pre-Distribution Period from any government entity or Taxing Authority (a “VAT Refund”) on or after January 16, 2026 and before December 1, 2026, then PHINIA shall pay a cash amount in U.S. Dollars equal to the amount of such VAT Refund (a “Refund Payment”) (which, for the avoidance of doubt, shall not be limited to just the excess amount over one million U.S. dollars ($1,000,000.00)), within thirty (30) calendar days of such receipt or realization, up to the total amount of the Final Installment, and each such Refund Payment paid by PHINIA and received by BorgWarner shall be deducted against the amount of the Final Installment. For the avoidance of doubt, any remaining portion of the Final Installment not paid to BorgWarner before the Final Installment Date shall be paid no later than the Final Installment Date.

b.    PHINIA shall pay the PHINIA Settlement Payment by wire transfer to the following account, or such other account as BorgWarner may request in writing at least ten (10) business days in advance of a scheduled payment:

Bank Name: [ ]
Bank Address: [ ]
Bank’s ABA #: [ ]
SWIFT Code: [ ]
Bank Account #: [ ]
Account Name: [ ]

c.    Any late payment of any amounts in Section 1(a) is a material breach of this Settlement Agreement. If PHINIA fails to make any Installment Payment on the dates identified in Section 1(a), the entirety of the remaining PHINIA Settlement Payment shall immediately become due and owing and interest on the whole of the remaining PHINIA Settlement Payment shall accrue at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

d.    BorgWarner shall pay PHINIA a total amount of six million, seven-hundred and seventy-two thousand, one-hundred and fifty-two U.S. dollars ($6,772,152.00) (the “BorgWarner Settlement Payment”) in cash no later than three (3) business days after the Execution Date, which the Parties acknowledge is in respect of corporate income taxes incurred for pre-Distribution Periods.

e.    BorgWarner shall pay the BorgWarner Settlement Payment by wire transfer to the following account, or such other account as PHINIA may request in writing at least ten (10) business days in advance of a scheduled payment:

Bank Name: [ ]
Bank Address: [ ]
Bank’s ABA #: [ ]
SWIFT Code: [ ]

Bank Account #: [ ]
Account Name: [ ]

f.    Any late payment of the BorgWarner Settlement Payment is a material breach of this Settlement Agreement. If BorgWarner fails to make the BorgWarner Settlement Payment on the date identified in Section 1(d), interest on the whole of the remaining BorgWarner Settlement Payment shall accrue at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

g.    Notwithstanding anything to the contrary herein, the Parties may, by mutual written agreement, agree to net the payments under Sections 1(a)(i) and 1(d).

2.Amendment of Tax Matters Agreement. The Parties hereby agree to execute and enter into the Amended and Restated Tax Matters Agreement (the “Amended and Restated Tax Matters Agreement”) attached as Exhibit 1 hereto, which agreement shall be deemed effective as of the Execution Date.

3.Continuing Effect. All terms, conditions, provisions and references of and to the SDA and the Ancillary Agreements which are not modified and/or amended herein shall remain in full force and effect and shall not be altered by any provisions herein contained. In the event of any conflict or inconsistency between the provisions of the SDA or any Ancillary Agreement and the provisions of this Settlement Agreement, the provisions of this Settlement Agreement shall control.

4.Release by BorgWarner. In exchange for the good and valuable consideration received under this Agreement, BorgWarner, on behalf of itself and its current and former direct and indirect parents, subsidiaries, and all other affiliates, and related predecessors and successors and, with respect to each such entity, all current and former officers, directors, owners, representatives, assigns, agents, employees, attorneys, representatives, insurers, and any other persons acting by, through, under, or in concert with any of the foregoing persons or entities, hereby knowingly and voluntarily waives, releases, forever discharges, and promises not to sue each and all of the PHINIA Releasees, from any claim, charge, action or cause of action, liabilities and demands that it may have against any of the PHINIA Releasees, whether known or unknown, based upon, arising out of, or related to the Action, the BorgWarner Claims, or the BorgWarner Released Claims identified on Schedule A; provided, however, that nothing herein shall release any claims to enforce this Agreement or the Amended and Restated Tax Matters Agreement. “PHINIA Releasees” means individually and collectively PHINIA, and its current and former direct and indirect parents, subsidiaries, and all other affiliates, and related predecessors and successors and, with respect to each such entity, all current and former officers, directors, owners, representatives, assigns, agents, employees, attorneys, representatives, insurers, and any other persons acting by, through, under, or in concert with any of the foregoing persons or entities.
5.Release by PHINIA. In exchange for the good and valuable consideration received under this Agreement, PHINIA, on behalf of itself and its current and former direct and indirect parents, subsidiaries, and all other affiliates, and related predecessors and successors and, with respect to each such entity, all current and former officers, directors, owners, representatives, assigns, agents, employees, attorneys, representatives, insurers, and any other persons acting by, through, under, or in concert with any of the foregoing persons or entities, hereby knowingly and voluntarily waives, releases, forever discharges, and promises not to sue each and all of the BorgWarner Releasees from any claim, charge, action or cause of action, liabilities and demands that it may have against any of the BorgWarner Releasees, whether known or unknown, based upon, arising out of, or related to the Action, the PHINIA Counterclaims, or the PHINIA Released Claims identified on Schedule B; provided, however, that nothing herein shall release any claims to enforce this Agreement or the Amended and Restated Tax Matters Agreement. “BorgWarner Releasees” means individually and collectively BorgWarner, and its current and former direct and indirect parents, subsidiaries, and all other affiliates, and related predecessors and successors and, with respect to each such entity, all current and former officers, directors, owners, representatives, assigns, agents, employees, attorneys, representatives, insurers, and any other persons acting by, through, under, or in concert with any of the foregoing persons or entities.
6.Representations and Warranties.

a.BorgWarner hereby represents, warrants, and covenants as follows:

i.    Except with respect to the PHINIA Counterclaims, the Covered Tax Items, and the corporate income tax liabilities taken into account in the determination of the BorgWarner Settlement

Payment, to the best of the knowledge of BorgWarner’s senior tax executives as of the Distribution Date, BorgWarner is not aware of any material unpaid Taxes or other potential Tax Liabilities existing or expected as of September 30, 2025 with respect to a Pre-Distribution Period for which it would have been responsible pursuant to the TMA (prior to its amendment on the date hereof).

b.PHINIA hereby represents, warrants, and covenants as follows:

ii.    Other than the Tax Benefits associated with the payments referenced in Section 1(a) of this Agreement, to the best of the knowledge of PHINIA’s senior tax executives, PHINIA is not aware of any outstanding material Tax Benefits existing or expected as of September 30, 2025 with respect to a Pre-Distribution Period to which BorgWarner would have been entitled pursuant to the TMA (prior to its amendment on the date hereof) (excluding, for the avoidance of doubt, the Tax Benefits set forth in Sections 2.5(b) and (c) of the Amended and Restated Tax Matters Agreement).

7.Covenant to Cooperate in Good Faith. The Parties agree to cooperate in good faith to fulfill their respective obligations pursuant to the SDA, the Ancillary Agreements, and this Agreement, including but not limited to under Section 2.07 of the SDA. Such cooperation shall include, without limitation, the obligations set forth in Sections 7.1 and 7.2 of the Amended and Restated Tax Matters Agreement.

8.Covenant Not to Encourage Claims. Neither Party shall take any action that could facilitate, cause or encourage any third party (e.g., shareholders, lenders, customers, or regulators) to assert any claim against the other Party that would be within the scope of the releases in this Agreement if asserted by a Party.

9.Waiver of Unknown Claims. Each of the Parties acknowledges and agrees that, by signing this Agreement, it intends for the release of claims contained herein to extend to each and every claim, demand, and cause of action hereinabove specified, including but not limited to claims that are unknown or unsuspected by it. In doing so, each Party expressly acknowledges and agrees that it is knowingly waiving rights it may have under any applicable federal, state, or local law that restricts the right of a person to waive unknown or unsuspected claims, including but not limited to Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

10.No Admissions. It is understood and agreed by the Parties that this Agreement, and the terms described herein, is a compromise of disputed claims and should not be construed or operate as an admission of any kind by any of the Parties with respect to any allegation, fact, liability, or fault. This Agreement shall not be offered or received into evidence in any action or proceeding (except an action to enforce this Agreement).

11.Dismissal of Claims. No later than five (5) business days from the Execution Date, the Parties’ counsel shall execute and submit to the Court a stipulation of discontinuance with prejudice (the “Stipulation”) in the form attached hereto as Exhibit 2, stipulating to dismissal of the Action with prejudice, with each Party bearing its respective attorney’s fees and costs. Neither Party shall seek to condition the Court’s dismissal on any terms other than those contained in this Settlement Agreement.

12.Definitions. Capitalized terms otherwise not defined herein shall have the same meaning as defined in the Amended and Restated Tax Matters Agreement.

13.Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given (a) when delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service, (c) upon written confirmation of receipt after transmittal by electronic mail or (d) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid and addressed as follows:

If to BorgWarner, to:

BorgWarner Inc.
3850 Hamlin Road
Auburn Hills, MI 48326
Attn:    Tonit M. Calaway
Email:    tcalaway@borgwarner.com

and with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:    Jonathan K. Youngwood
Email:    jyoungwood@stblaw.com

If to PHINIA, to:

PHINIA Inc.
300 University Drive
Auburn Hills, MI 48326

Attn:    Robert Boyle
Email:    rboyle@phinia.com

and with a copy to:

Allen Overy Shearman Sterling US LLP
599 Lexington Avenue
New York, NY 10022
Attn:    Alan Goudiss and Christopher LaVigne
Email:    agoudiss@aoshearman.com; christopher.lavigne@aoshearman.com

Either Party may, by notice to the other Party, change the address and identity of the Person to which such notices and copies of such notices are to be given. Each Party agrees that nothing in this Agreement shall affect any other Party’s right to serve process in any other manner permitted by Law (including pursuant to the rules for foreign service of process authorized by the Hague Convention).

14.Termination or Modification. This Agreement may not be terminated, modified, or amended except by an agreement in writing signed by each of the Parties. No waiver of any provision of this Agreement will be valid unless in writing and signed by the Party against whom such waiver is charged. The failure to enforce any term or condition of this Agreement is not intended and shall not act as a waiver of any future breach, or of any right or remedy under this Agreement or applicable law.

15.Disputes. The Superior Court for the State of Delaware shall be the exclusive venue for resolution of any disputes arising out of the implementation or enforcement of this Agreement that the Parties are unable to resolve between themselves (or, if the Superior Court for the State of Delaware lacks jurisdiction over a particular matter or claim, any state or federal court sitting in the County of New Castle of the State of Delaware, including without limitation the Court of Chancery of the State of Delaware). Each of the Parties hereto irrevocably and unconditionally waives any defenses based on lack of personal jurisdiction, lack of subject matter jurisdiction, improper venue, or inconvenient forum, with respect to any such action. In the event of any dispute about this Settlement Agreement, the Court shall have the authority to award, in its discretion, to the prevailing Party fees, costs and expenses, including without limitation attorneys’ fees, paid or actually incurred in connection with enforcing this Settlement Agreement. Fees, costs and expenses recoverable under this provision shall include, without limitation, charges and costs incurred by a Party through its retention of outside legal counsel, paralegals, legal assistants, and expert witnesses.

16.Drafting/Governing Law. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any person or entity. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law. Sections 11.03, 11.04, and 11.05 of the SDA are hereby incorporated by reference and shall apply to this Agreement as if set out herein. Each of the Parties and their counsel have participated in the drafting of this

Agreement and, as a result, the rule that ambiguities are construed against the drafter shall not apply in the event of a dispute arising out of this Agreement.

17.Confidentiality. The Parties agree that, except as set forth in this Section 17, the terms of this Settlement Agreement are confidential, and that they will not at any time hereafter disclose the substance or contents of this Settlement Agreement, other than stating that the Action has been settled and that the Parties have entered into the Amended and Restated Tax Matters Agreement. The parties may disclose the terms of the Settlement Agreement as required by court order, law or by valid legal process and to (i) the Parties’ affiliates, accountant(s), attorney(s), financial advisor(s), auditor(s), regulator(s), insurer(s) and/or prospective insurer(s), provided that such recipients agree to maintain the information as confidential, and (ii) local, state or federal taxing authorities, each of whom may be notified of this provision. Notwithstanding the foregoing, each Party may disclose the terms of this Settlement Agreement and the Amended and Restated Tax Matters Agreement and the impact of these agreements on such Party’s results of operations, financial condition and outlook in such Party’s SEC filings (including a Current Report on Form 8-K, an Annual Report on Form 10-K and/or a Quarterly Report on Form 10-Q), its earnings disclosures and other communications with investors, analysts and other interested stakeholders, and each Party may file the Amended and Restated Tax Matters Agreement and this Settlement Agreement as exhibits to its SEC filings.

18.Execution. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. A facsimile or electronic (e.g., PDF format) copy of this Agreement as executed shall be deemed an original. Signatures transmitted by facsimile or e-mailed in PDF format shall be binding as evidence of each Party’s agreement to be bound by the terms of this Agreement.

19.Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to the minimum extent necessary to give effect to the original intent of the Parties as closely as possible under applicable law, and the unaffected provisions of this Agreement will remain in full force and effect.

20.Waivers. No failure on the part of either Party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

21.Entire Agreement. Except as otherwise set forth in the Amended and Restated Tax Matters Agreement, this Agreement represents the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, proposals or understandings, whether written or oral, among the Parties with respect to the subject matter. For the avoidance of doubt, this Agreement does not supersede the SDA, the Amended and Restated Tax Matters Agreement, or the other Ancillary Agreements (as defined therein), which continue in full force and effect in accordance with their terms (subject to the express provisions hereof).

[signature page(s) follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BorgWarner Inc.

By:     /s/ Tonit M. Calaway___
Name: Tonit M. Calaway
Title: Executive Vice President and Secretary

PHINIA Inc.

By:     /s/ Robert W. Boyle____
Name: Robert W. Boyle
Title:     Vice President, General Counsel and Secretary

Schedule A –BorgWarner Released Claims

A-1

Schedule B – PHINIA Released Claims

2

Exhibit 1
(Form of Amended and Restated Tax Matters Agreement)

Exhibit 2
(Form of Stipulation)

2